Exhibit 99.1

NeoGenomics Redeems 100% of Series A Redeemable Preferred Stock
Closes on $30 Million Extension to Senior Credit Facility

Ft. Myers, Florida - June 25, 2018 - NeoGenomics, Inc. (NASDAQ: NEO) (the “Company”), a leading provider of cancer-focused genetic testing services, announced today that it redeemed 6,864,000 million shares of Series A Redeemable Preferred Stock (“Series A Preferred Stock”) held by an affiliate of General Electric Company for approximately $50.1 million. The shares were redeemed at approximately $7.30 per share, reflecting $7.16 per share, which is the applicable 4.5% redemption discount to the original liquidation preference, plus an additional $0.14 per share in respect of accrued and unpaid dividends for 2018. The Company has now redeemed 100% of the Series A Preferred Stock outstanding.
NeoGenomics also closed on a $30 million extension to its senior secured credit facility. The Company used the proceeds from this facility, along with approximately $20.5 million of cash and borrowings from its revolving credit facility, to redeem the Series A Preferred Stock and to pay certain fees and expenses.
Douglas M. VanOort, the Company’s Chairman and CEO, commented, “We are pleased to have executed this extension to our senior credit facility. The additional debt capacity, along with our increasingly strong internally generated cash flow, allowed us to redeem all of the remaining Series A Preferred Stock and reduce our Adjusted Diluted Shares outstanding by approximately 8%. In less than 30 months since completing the Clarient acquisition, we have redeemed 100% of the $110 million preferred stock issued in conjunction with the deal, at a total redemption cost of just $105 million, using our borrowing capacity and internally generated cash flow.”
Amendment to Credit Agreement
NeoGenomics entered into a second amendment to the senior credit facility (the “Amendment”) with Regions Bank, as administrative agent and collateral agent, and the lenders party thereto. The initial senior credit facility was entered into on December 22, 2016 and provided for a $75 million revolving credit facility (the “Revolving Credit Facility”) and a $75 million term loan facility (the “Term Loan Facility”). The Amendment increases the term loan facility by $30 million to $105 million.
Redemption of Preferred Shares
On December 30, 2015, NeoGenomics issued 14,666,667 shares of its Series A Preferred Stock, in conjunction with its acquisition of Clarient Diagnostic Services, Inc., a unit of GE Healthcare’s Life Sciences business. The Series A Preferred Stock had a face value of $7.50 per share for a total liquidation value of $110 million. The redemption provisions included a discount for redemptions completed in the first four years following the date of issuance.
Beginning one year after the issuance, the Series A Preferred Stock accrued payment-in-kind dividends at a rate of 4% per annum. The dividend rate was scheduled to increase to 5% per annum in year five and by an additional 1% per annum per year thereafter until reaching 10% in year ten.

Exhibit 99.1

On December 22, 2016, the Company redeemed 8.1 million shares of the Series A Preferred Stock for $55 million in cash. The redemption amount per share equaled $6.82 ($7.50 minus a liquidation preference of 9.09%). On June 25, 2018, the Company redeemed an additional 6,864,000 million shares, accounting for 100% of the remaining shares outstanding, at a redemption price of approximately $7.30 per share (representing the applicable 4.5% redemption discount to the original liquidation preference and including $0.14 per share in respect of accrued and unpaid dividends for 2018).
About NeoGenomics, Inc.

NeoGenomics, Inc. specializes in cancer genetics testing and information services. The Company provides one of the most comprehensive oncology-focused testing menus in the world for physicians to help them diagnose and treat cancer. The Company’s Pharma Services division serves pharmaceutical clients in clinical trials and drug development.

Headquartered in Fort Myers, FL, NeoGenomics operates CLIA certified laboratories in Aliso Viejo and Fresno, California; Tampa and Fort Myers, Florida; Houston, Texas; Nashville, Tennessee and Rolle, Switzerland. NeoGenomics serves the needs of pathologists, oncologists, academic centers, hospital systems, pharmaceutical firms, integrated service delivery networks, and managed care organizations throughout the United States. For additional information about NeoGenomics, visit http://neogenomics.com/.

Forward Looking Statements

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including the information set forth in the “Full-Year 2018 Financial Outlook”. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward-looking statements as the result of the Company’s ability to continue gaining new customers, offer new types of tests, integrate its acquisition of the Clarient business, and otherwise implement its business plan, as well as additional factors discussed under the heading “Risk Factors” and elsewhere in the Company’s Quarterly Report on Form 10-K filed with the SEC on March 13, 2018. As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. In addition, it is the Company’s practice to make information about the Company available by posting copies of its Company Overview Presentation from time to time on the Investor Relations section of its website at http://ir.neogenomics.com/.

Forward-looking statements represent the Company’s estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change.

For further information, please contact:

NeoGenomics, Inc.
William Bonello
Vice President Strategy, Corporate Development and Investor Relations
(239)690-4238 (w) (239)284-4314 (m)
bill.bonello@neogenomics.com

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